Exhibit 99.1

Ares Management Corporation Announces Agreement to Acquire Majority Interest in SSG Capital Holdings Limited

Pan-Asian Multi-Strategy Asset Manager Expected to Serve as Foundation for Growth in Large and Strategic Market

LOS ANGELES AND HONG KONG – January 21, 2020 – Ares Management Corporation (NYSE: ARES) (“Ares”) announced today that its subsidiary, Ares Holdings L.P., has entered into a definitive agreement to acquire a controlling interest in SSG Capital Holdings Limited and its operating subsidiaries (collectively, “SSG”), a leading Asian alternative asset management firm.

Headquartered in Hong Kong with offices across Asia, SSG manages private credit and special situations funds totaling approximately $6.2 billion in assets under management, as of September 30, 2019. Supported by a global, institutional investor base, SSG is regarded as one of the top investment firms in Asia with numerous industry distinctions and accolades for its lending and distressed activities. SSG is led by a highly experienced management team that has delivered attractive investment performance across various market cycles, transaction types and Asian countries, including India, Indonesia, China and Thailand.

“We believe SSG is the ideal partner for Ares to further expand into the strategically important Asian region,” said Michael Arougheti, Chief Executive Officer and President of Ares. “SSG is an experienced alternative investment manager with a long-tenured team with deep investment experience, well-established track record, comprehensive regional sourcing networks and global institutional investor relationships. We look forward to having Edwin Wong, Shyam Maheshwari, Andreas Vourloumis, Peter Cairns and their colleagues join our firm and we envision significant benefits for our respective investors and employees following this combination.”

“We are excited to partner with Ares and to capitalize on the significant investment opportunities we collectively see for the Asian region in the years to come,” said Edwin Wong, Chief Executive Officer of SSG Capital. “Through the combination of our expertise in the region and the resources of the entire Ares platform, we believe we can better serve our growing investor base as many of our clients seek to increase their allocations to Asian alternative investment strategies.”

“This transaction significantly builds upon our established Asian presence and will serve as a foundation for our future expansion,” said Eric Vimont, Partner of Ares. “The region is the largest and fastest growing global market that we believe is characterized by structural market inefficiencies that are driving the capital needs for the underserved middle market. We look forward to leveraging the SSG team’s experience and infrastructure to enhance our current activities, launch new strategies and continue to deliver attractive long-term returns.”

The transaction is expected to be minimally accretive in year one and a more meaningful driver of growth to after-tax realized income per Class A share in the second year and beyond. The transaction consideration will be primarily comprised of Ares Class A common shares subject to a multi-year lock-up along with a cash component. In certain circumstances, Ares may acquire full ownership of SSG pursuant to a contractual arrangement that may be initiated by Ares or the equity holders of SSG. The transaction is expected to close in the second or third quarter of 2020 and is subject to customary closing conditions, including regulatory approvals.

About Ares Management Corporation

Ares Management Corporation (NYSE: ARES) is a leading global alternative investment manager operating three integrated businesses across Credit, Private Equity and Real Estate. Ares Management’s investment groups collaborate to deliver innovative investment solutions and consistent and attractive investment returns for fund investors throughout market cycles. Ares Management’s global platform had $144 billion of assets under management as of September 30, 2019 with approximately 1,200 employees in over 20 offices in more than 10 countries. Please visit www.aresmgmt.com for additional information.

About SSG Capital Management

Established in 2009 and headquartered in Hong Kong, SSG is one of the largest special situations and credit-focused investment firms in Asia-Pacific with approximately $6.2 billion in assets under management as of September 30, 2019. Leveraging its broad geographical footprint and extensive infrastructure in the region, SSG makes credit and special situations investments through local originating offices on behalf of its institutional client base. With a cohesive and experienced management team that has invested through multiple Asian market cycles, SSG targets superior risk-adjusted returns with an emphasis on downside protection. SSG has been honored with numerous industry accolades, including Private Debt Investor’s 2018 Distressed Debt Investor of the Year, Asia-Pacific and 2017 Lender of the Year, Asia-Pacific. Please visit www.ssgasia.com for additional information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by the use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the control of Ares or SSG and could materially affect actual results, performance, or achievements. For a further description of such factors, you should read Ares’ filings with the Securities and Exchange Commission. Neither Ares nor SSG undertakes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

In addition to factors previously disclosed in Ares’ filings with the Securities and Exchange Commission, including those discussed under the heading “Risk Factors” in its most recently filed reports on Form 10-K and 10-Q, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the possibility that regulatory and other approvals and conditions to the transaction are not received or satisfied on a timely basis or at all, or contain unanticipated terms or conditions; the possibility that modifications to the terms of the transaction may be required in order to obtain or satisfy such approvals or conditions; delays in closing the transaction; difficulties, delays or unanticipated costs in integrating SSG’s operations; purchase price adjustments; unexpected costs resulting from the transaction, delays or other disruptions associated with the acquisition or integration of personnel or operations in international jurisdictions; changes in economic conditions; and regulatory conditions.

U.S. Media:

Bill Mendel

212-397-1030

bill@mendelcommunications.com

International Media:

Brunswick Group

Jonathan Doorley / Alex Yankus / Danny Leung

+852 3512-5000 (Hong Kong) or 212-333-3810 (U.S.)

ares@brunswickgroup.com

Media and Investors:

Ares Management Corporation

Carl Drake, 800-340-6597

cdrake@aresmgmt.com

Priscila Roney, 212-808-1185

proney@aresmgmt.com

SSG Capital Management

Rachel Greene, +852-3909-8815

rgreene@ssgasia.com